Exhibit 4.11
CERTAIN INFORMATION (INDICATED BY “[***]”) CONTAINED IN THIS AGREEMENT HAS BEEN REDACTED BECAUSE (I) THE
COMPANY CUSTOMARILY AND ACTUALLY TREATS THE REDACTED INFORMATION AS PRIVATE OR CONFIDENTIAL AND (II) THE
OMITTED INFORMATION IS NOT MATERIAL.
Telix Pharmaceuticals (US) Inc.
11700 Exit 5 Pkwy Suite 200
Fishers, IN, 46037
USA
3/5/2024
Darren Patti
[***]
Dear Darren,
.
On behalf of Telix Pharmaceuticals (US), Inc. (“Telix”), I am pleased to offer you a change in employment with our team, effective March
11, 2024, on the terms and conditions set forth in this letter (the “Offer Letter”).This Offer Letter is contingent on your satisfaction of the terms set forth below, and you should not take any action in reliance on this offer until you have satisfied these terms.
The terms of employment set forth in this Offer Letter replace and supersede all prior agreements, understandings, promises or contracts between you and Telix regarding your employment, including without limitation any prior offer letters, employment agreements, emails, or letters to you from Telix representatives that predate this Offer Letter.
Position and Duties. Your job title and position will be Group Chief Operating Officer, a full time, exempt position reporting to:
Managing Director & Group CEO. Your primary responsibilities can be found in the attached position description. Telix may modify your job title, work location, duties, and responsibilities from time to time as it deems necessary.
Base Salary. Your starting annual base salary will be $360,000.00 USD, payable in accordance with Telix’s normal payroll procedures.
Your salary and performance will be reviewed periodically, and your salary may be increased or decreased in connection with any such review.
Long Term and Short Term Variable Remuneration. You will be eligible to participate in any Long Term and Short Term variable remuneration opportunities, subject to the terms of such plans. You will be eligible to receive an annual short-term variable remuneration
(STVR) bonus payment of up to 35% of your base remuneration for performance against objectives. The STVR may be paid in cash or equity at the Board’s discretion. You will be eligible for long-term variable remuneration equal to 60% of your base remuneration, typically issued as Performance Share Appreciation Rights (PSARs). PSARs vest over a three-year period and are contingent on the achievement of key commercial and corporate objectives. LTVR rights are granted annually as a standard component of executive pay.
Your participation in the plan, and all benefits under the plan, are at the absolute discretion of the Company and are subject to the rules of the plan.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Paid Time Off. You will be eligible to receive 20 days of paid time off (“PTO”) each year and 5 paid sick days each year, in accordance with Telix’s PTO policy in effect for your work location. This will be pro-rated based on your date of hire for your first year. Your eligibility and entitlement to PTO benefits will be governed by the terms and conditions of the PTO policy, except that PTO benefits may be used for any purpose and in the manner authorized by all paid sick leave laws or ordinances that apply to your employment. The PTO policy is subject to change or discontinuation at any time.
Employee Benefit Plans. Telix currently maintains medical, dental and vision employee benefit plans and offers a 401(k) plan with an employer match. During your employment, you will be eligible to participate in the employee benefit and insurance plans maintained by
Telix for similarly situated employees, subject to the terms and conditions of the plans, as in effect from time to time. You also will be eligible to receive certain perquisites offered by Telix to employees, including fitness, transportation, cell phone expenses, and home
Internet. Please note that Telix’s employee perquisites and benefit plans are subject to change or discontinuation and that your participation in each plan is governed by the specific terms of the plan. Additional information about our benefit plans will be provided to you via separate cover.
At Will Employment. Your employment with Telix is and shall at all times be at-will, meaning that your employment is not guaranteed for any specified time period, that either Telix or you may terminate your employment at any time for any reason, with or without cause, and with or without advance notice, and that Telix may modify your job title, work location, duties and responsibilities from time to time as it deems necessary. The at-will nature of your employment cannot be changed except through a writing signed by both you and
Telix’s Chief Executive Officer.
Withholding. Telix will withhold federal, state and local income, employment or other taxes as required by applicable law from all compensation or benefits paid to you in connection with your employment.
Compliance with Laws & Company Policies. As an employee of Telix, you will be expected to comply with all laws applicable to the performance of your duties and responsibilities to Telix. You will also be expected to comply with Telix’s personnel and other policies.
Confidential Information, Intellectual Property Assignment, and Restrictive Covenant Agreement. As a condition of your employment with Telix, you must read, agree to, and sign the Confidential Information, Intellectual Property Assignment, and Restrictive
Covenant Agreement (the “Confidentiality Agreement”) enclosed with this Offer Letter.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Entire Agreement; No Other Promises. This Offer Letter, in conjunction with the Confidentiality Agreement, and the Joining incentive letter, contain the entire agreement between you and Telix concerning the terms and conditions of employment and replaces, supersedes, and cancels all prior agreements, commitments, and understandings, whether spoken or written, that Telix may have made in connection with your employment. No commitments affecting the terms of your employment or altering your employment status are binding on Telix unless contained in a writing signed by both you and Telix’s Chief Executive Officer. You also acknowledge that the agreement concerning the terms of your employment set forth in this Offer Letter is intended as written, and that no marginal notations or other revisions to this Offer Letter, or the Confidentiality Agreement, are binding on Telix unless Telix’s Chief Executive Officer expressly consents in writing to the revision. You acknowledge that in deciding to accept employment with Telix after the date of this
Offer Letter, you have not relied on any promises, commitments, statements, or representations, whether spoken or in writing, made to you by any Telix representative, except for what is expressly stated in this letter and in the Confidentiality Agreement.
Other Terms. Any dispute arising out of or relating to this Letter or your employment with Telix shall be construed, governed by and enforced in accordance with the laws of the state of Indiana or jurisdiction in which you primarily rendered services as an employee of
Telix, without giving effect to principles of conflicts of laws.
We look forward to our employment relationship with you. Please sign and date this letter below to indicate your acknowledgement and understanding of the terms contained in this letter within 3 days of receipt. The offer of employment will expire if not accepted by that time. If you have any questions, please contact your Talent Acquisition Representative.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Signing Page
Executed as an agreement
COMPANY
EXECUTED by
TELIX PHARMACEUTICALS (US) INC. by:
Kris King
/s/ Kris King

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Signature of People & Culture
Representative
Director, P&C Americas
Chris Behrenbruch
/s/ Chris Behrenbruch
Signature of Hiring ManagerManaging Director & Group CEO
YOU
EXECUTED by:
/s/ Darren Patti
Darren Patti
CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY ASSIGNMENT, AND RESTRICTIVE COVENANT AGREEMENT
As a condition of my employment with Telix Pharmaceuticals (US) Inc. (the “Company” or “Employer”), and in consideration of my employment with the Company and my receipt of the compensation and benefits paid to me by the Company, I agree to the terms and conditions of this Confidential Information, Intellectual Property Assignment, and Restrictive Covenant Agreement (the “Confidentiality
Agreement”). In this course of my employment, I will be provided with and learn confidential information regarding the Company’s (as defined below in Section 1), and its customers, and/or will establish, maintain and improve knowledge of or relationships or goodwill with the Company’s customers, or will learn the Company’s Trade Secrets or Confidential Information (as such terms are defined below); I acknowledge the Company will not employ or may not continue to employ me in my current position if I do not accept the terms outlined herein:

Telix Pharmaceuticals (US) Inc.
11700 Exit 5 Pkwy Suite 200
Fishers, IN, 46037
USA
1.Non-Disclosure and Non-Use of Confidential Information and Ownership of Intellectual Property.
(a)I acknowledge that, during the course of my employment, I will have access to information about the Company and its respective parent companies and direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company (the “Employment Period”) and for three years after my Termination Date to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person (as defined below) except as required in the performance of my authorized duties to the Company or with written authorization of the Company, any Confidential Information that I obtain or create in the course of my employment. I further agree not to make copies of such Confidential Information except as required in the performance of my authorized duties to the Company or as authorized by the Company. I understand that “Confidential Information” means all information heretofore or hereafter developed or used by the Company Group (whether or not reduced to written, electronic, magnetic or other tangible form) to which I had access during the course of my employment with the Company Group and which is proprietary to the Company Group and not disclosed to the public by the Company Group in the ordinary course of its business or which relates to any third party for which the Company Group is under an obligation to keep such information confidential, concerning the research, product development, products, operations, marketing and business plans, activities, consultants, licensors, licensees, customers, or business affairs of the Company Group, or the Company
Group’s licensees, distributors, business partners or customers, including, without limitation: (A) all information concerning Trade
Secrets of the Company Group, including data lists, directories, computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (B) all sales and financial information concerning the Company Group; (C)
all customer information, customer lists, or customer preferences or requirements; (D) all Company Group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company Group and their business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (E) all information in any way concerning the business or affairs of the Company Group’s affiliates, suppliers, business partners or customers which was furnished to me by the Company Group, suppliers, business partners or customers or otherwise discovered by me during my employment with the Company; and (F) any document marked “confidential” or any information which I have been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to the Company Group in confidence by customers, suppliers or other persons. “Trade Secret” means a Trade Secret as that term is defined under Illinois law and under the Economic Espionage of 1996 and the Defend Trade Secrets Act
of 2016, and their amendments. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality
Agreement.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
(b)Nothing in this Confidentiality Agreement shall prohibit or impede me (or my attorney) from responding to any inquiry about the Agreement or its underlying facts and circumstances by a U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. In addition, nothing in this Confidentiality Agreement prohibits me from reporting possible violations of federal, state or local law to any governmental agency or entity. I understand and acknowledge that I do not need the prior authorization of the Company to make any such reports or disclosures and that I am not required to notify the
Company that I have made such reports or disclosures. In addition, nothing in this Confidentiality Agreement is intended to interfere with any rights I may have under Section 7 of the National Labor Relations Act.
(c)Notwithstanding anything in this Confidentiality Agreement to the contrary, I understand that I may, pursuant to the
U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose
Confidential Information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if I file a lawsuit against the Company for retaliation for reporting a suspected violation of law, I may, pursuant to the DTSA, disclose Confidential
Information to my attorney and use the Confidential Information in the court proceeding or arbitration, provided that I file any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize me to disclose to any third party (including any government official or any attorney I may retain) any communications that are covered by the Company’s attorney-client privilege.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
2.Assignment of Intellectual Property
I agree to assign, and [as provided under applicable law], I hereby assign, to the Company irrevocably and unconditionally, all of my rights, title, and interest in and to (1) any and all technology, discoveries, inventions and improvements, whether patentable or not, creations, developments, reductions to practice, designs, processes, methods, techniques, practices, works of authorship and other works, whether copyrightable or not, documentation, know-how, show-how, software, source code, object code, other code, systems, data, database, devices, products, prototypes, specifications, applications, implementations, conceptions, ideas, and information in any form and format (individually and collectively, “Intellectual Property”) made, developed, acquired, obtained, conceived, or suggested, whether by me alone or with other(s), directly or indirectly, (i) relating to the Company’s business, whether existing, coming into existence, or contemplated, or the Company’s actual or demonstrably anticipated research or development (whether during or after the end of my employment with or engagement by the Company), or (ii) in the course of, as a result of, during the hours or time of, or in connection with my employment or engagement by, or other performance for, the Company, or (iii) based on, including, resulting from, or with the use of any Intellectual Property, or any equipment, supplies, tools, materials, or other personal property, funds, other resources, facility, or location, belonging to, owned by, or provided, made available or accessible, or obtained or received from the Company
(whether during or after the end of my employment with or engagement by the Company), or (iv) is any derivative work, improvement, modification, adaptation, translation, transliteration, or derivative of any Property owned or licensed by the Company (whether during or after the end of my employment with or engagement by the Company) (all collectively and each individually, “Resulting Property”) and (2)
any and all patents, patent applications, patent rights, and utility models, all copyrights, all mask work rights, all trade secrets, all trademarks, service marks, trade dress, trade names, and domain names, and all goodwill related thereto, all database rights, and all other intellectual property rights, whether recognized now or in the future, and any registration or application for any of the foregoing, and all rights and remedies related to any infringement or misappropriation of any of the foregoing, whether based on any past, present, or future event, all anywhere in the world, whether existing now or coming into existence in the future (“IP Rights”) in and to any Resulting
Property (“Resulting IP Rights”). I will provide to the Company any Resulting Property promptly after making, developing, acquiring, or conception such Resulting Property, and at any time upon the Company’s request, during or after my employment with the Company.
This includes, but is not limited to, providing all documentation, material, and files including or manifesting the Resulting Property. For the avoidance of doubt, and as required by applicable law , I am not required to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on my own time, unless (aa) the invention relates (I) to the business of the Company, or (II) to the Company’s actual or demonstrably anticipated research or development, or (bb) the invention results from any work I performed for the Company. To the extent that any Resulting Property includes, is based on, or derivative of any Property of mine not assigned to the Company, or that I have any IP Rights not assigned to the Company, I hereby grant to the Company a non-exclusive, perpetual, non-terminable, irrevocable, worldwide right and license, free of any royalty, fee, or other payment or payment obligation, to use, utilize, reproduce, distribute, create derivative works, improvements, and derivations from, display, perform, and exploit such Property as part of or related to such Resulting
Property, and under all of my current and future IP Rights, to use, utilize, reproduce, distribute, create derivative works, improvements, and derivations from, display, perform, and exploit any Resulting Property, which right and license is directly and indirectly sublicensable and is assignable and transferable in connection with any license, assignment, or transfer of any Resulting Property or any Resulting IP
Rights. Without the Company’s express prior written consent, I shall not include any Property of a third party, or base on or derive from any Property of a third party, any Resulting Property. Upon and as requested by the Company, I will execute or cause to be executed such documents and agreements and take such other action (including, without limitation, providing any information and documents, executing any documents and affidavits, providing any testimony, and/or rendering any other assistance) as may be desirable in the
Company’s opinion to effect any assignment and grant under this Section 2, or to file any application for, prosecute, secure, perfect, and obtain registrations for any Resulting IP Rights, or to otherwise fully effect and implement the provisions in this Section 2. All of my assignments, grants, obligations, and performance under this Section 2 is in consideration of my compensation and benefits provided by the Company. For the avoidance of doubt, the Company has the sole right, as decided in its discretion, to exercise, enforce, and exploit any Resulting IP Rights and use, utilize, reproduce, distribute, create derivative works, improvements, and derivations from, display, perform, and exploit any Resulting Property, without any payment or obligation to pay any royalty, fee, or other amount or value related thereto. The Company solely owns and retains, and does not assign, transfer, convey, or grant, expressly or implicitly, any right, license, lien, or claim to me, in or to or under any right, title, or interest in or to any Resulting Property, any Resulting IP Rights, or any
other Property or IP Rights owned, licensed, or belonging to the Company or any part of the Company Group.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
3.Restrictive Covenants and Duty of Loyalty.
(a)Non-Solicitation of Customers. During the Employment Period and the Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other Person (other than for the benefit of the Company Group), from any location, directly or indirectly, for my own benefit or for the benefit of any other person, company, business entity or other organization, for pay or otherwise, solicit, serve, or participate in soliciting or serving, any customer or prospective customer:
(i)with whom I had contact or dealings on behalf of the Company Group during the two (2) years immediately preceding the Termination Date; or
(ii)for whom I was in a customer management capacity on behalf of the Company Group; or

Telix Pharmaceuticals (US) Inc.
11700 Exit 5 Pkwy Suite 200
Fishers, IN, 46037
USA
(iii)about which I learned Confidential Information, in each case for the purpose of competing with the Company or
Company Group in the Restricted Area.
(b)Non-Solicitation of Employees. During the Employment Period and the Restricted Period, I shall not, directly or indirectly, for my own benefit or for the benefit of any other person, whether as an owner, director, officer, employee, agent, consultant, or in any other capacity, whether for pay or otherwise:
(i)induce, solicit, entice or procure, any current or former Company employee to leave the employment of the Company or the Company Group, where that person is an employee of the Company or the Company Group on the Termination Date; or
(ii)be personally involved to a material extent in: (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is an employee of the Company or an affiliate of the Company on the Termination Date.
(c)Non-Competition
(i)During the Employment Period, I shall not directly or indirectly, alone or in association with or on behalf of any other
Person, carry on, be employed by, or engaged or otherwise interested in, for a Competitive Business.
(ii)During the Restricted Period, I shall not, within the Restricted Area, directly or indirectly, alone or in association with or on behalf of any other Person; (A) carry on; (B) be employed by; (C) be engaged or otherwise interested in; or (D) perform or provide services for a Competitive Business.
(d)Duty of Loyalty.
(i)During employment with the Company, I shall owe the Company an undivided duty of loyalty and shall take no action adverse to that duty of loyalty. My duty of loyalty to the Company includes a duty to promptly disclose to the Company any information that might cause the Company to take or refrain from taking any action or which otherwise might cause the
Company to alter its behavior.
(ii)I acknowledge that, in the event of an end of my employment with the Company, for any reason and at any time, I will be able to earn a livelihood without violating the provisions of this Agreement. The Company and I acknowledge that my rights have been limited only to the extent reasonably necessary to protect the Company’s legitimate interests. However, if I believe in good faith that the restrictions in this Agreement will prevent me from obtaining a new job, I may notify the Company in writing, providing reasonable details about the proposed responsibilities of the new job (without disclosing another person’s confidential information). I will discuss with the Company whether appropriate accommodations can be made to protect the
Company’s interests while allowing me to take the new job. The Company shall be under no obligation to modify the restrictions in this Agreement, but may do so in its sole and absolute discretion. Without limiting the generality of the foregoing, I shall provide at least four (4) weeks written notice to the Company at any time that I decide to (a) terminate employment with the
Company or (b) enter into competition with the Company or (c) to enter into competition with Company Group where I had access to Confidential Information, Trade Secrets or customer relationships. The Company may decide at such time to limit, suspend, or terminate my employment or access to Confidential Information or customer relationships. If for any reason I cannot, despite using my best efforts, provide four (4) weeks’ notice prior to accepting any such position, I agree to provide four
(4) weeks’ notice prior to commencing that new position. I acknowledge that a four (4) weeks’ notice period is appropriate and necessary to permit the Company to determine whether, in its view, my proposed new position could lead to a violation of this
Agreement, and I agree to provide the Company with such information (except that I need not provide any information that would constitute confidential or trade secret information of any third party). During the notice period required under this Section 3(d)(ii), the Company may choose, in its sole discretion, to limit my duties in their position with the Company and to restrict my access to the Company’s premises, systems and employees.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
4.Definitions.
For purposes of this Confidentiality Agreement:
(a)“Competitive Business” means (i) any business involved in the development, pre- clinical or clinical, and/or the commercialization of Radiopharmaceuticals for imaging or therapy for urologic and brain indications) to provide products or services which are the same as or similar to those I provided to the Company at any time within the 6 months immediately preceding my
Termination Date; any business that develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind (x) developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Company
Group at the time of my Termination Date, or in which the Company Group was engaged during the two (2) years preceding my
Termination Date, or (y) in which the Company Group has plans to engage at the time of my Termination Date or (iii) otherwise engaging in business activity that is competitive with products or services provided by the Company Group at any time during the twelve (12)
months preceding my Termination Date.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
(b)“Person” shall mean any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, who is not a party to this Confidentiality Agreement.
(c)“Restricted Area” means the greater of :(i) the United States of America; Australia, United Kingdom and the
European Union; (ii) states, provinces or territories within the United States of America or other countries in which I, or one or more other Company employees or Company Group business units managed or directed by me (a) provided products or services on behalf of the Company or Company Group; (b) sold or solicited the sale of products and services on behalf of the Company or Company Group; (c)
provided products or services designed, developed, tested or produced by me (either individually or in collaboration with other Company
Group employees), or by one or more other Company Group employees or business units managed by me in the twenty-four (24) month period immediately preceding my Termination Date; or (iii) the United States of America.
(d)“Restricted Period” means a period of six (6) months after my Termination Date. The Restricted Period will be extended beyond six (6) months up to a maximum of twelve months if I have breached a fiduciary duty to the Company or have unlawfully taken, physically or electronically, property belonging to the Company Group.
(e)“Termination Date” shall mean the date that my employment with the Company terminates.
5.Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company Group’s business, that access to Confidential
Information renders me special and unique within the Company Group’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Employer. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the
Company Group, and that the Company would not employ me but for my agreements herein. I further acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Employer and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Employer.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
6.Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this
Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
7.Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this
Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore,
I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief (without the requirement to post bond) by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 3 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.
8.General Provisions.
(a)Governing Law; Jurisdiction. This Confidentiality Agreement is governed by the laws of the State of Illinois without regard to its principles of conflict of laws. Any litigation regarding this Confidentiality Agreement must be brought in the state courts or, if federal jurisdiction is appropriate, the federal courts of Illinois (collectively, the “Illinois Courts”). The parties agree that jurisdiction and venue are proper in the Illinois Courts and waive any objection thereto.
(b)Waiver of Jury Trial. THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION ARISING
OUT OF OR RELATING TO THIS CONFIDENTIALITY AGREEMENT AND MY OFFER LETTER.
(c)Entire Agreement. This Confidentiality Agreement and my Offer Letter set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and therein and merges all prior discussions between us.
No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of Confidentiality Agreement.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
(d)Successors and Assigns. This Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Confidentiality Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or
Company Group, whether by purchase, merger, or other similar corporate transaction.
(e)Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the
Employer and/or the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.
* * * * *
[signature page follows]

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
IN WITNESS WHEREOF, the parties hereto have duly executed this Confidentiality Agreement as of the day and year first above written.
Telix Pharmaceuticals (USA) Inc.
Date: March 5, 2024
Name:Kris King /s/ Kris King
Title: /s/ Director P&C - Americas
[EMPLOYEE]
/s/ Darren Patti
14Telix Pharmaceuticals (US) Inc.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
APPENDIX A
This Appendix A modifies the Confidential Information, Intellectual Property Assignment, and Restrictive Covenant Agreement (the
“Confidentiality Agreement”) entered into between the Company and me, and is incorporated into and is part of that Confidentiality
Agreement.
California:
If I primarily reside and work for the Company in California, then:
(a) The post-employment restrictive covenants in Sections 3(a), 3(b), 3(c)(ii) and Section 3(d)(ii) shall not apply to me. However, conduct involving misappropriation of Company trade secrets will remain prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement.
(b)No provision in this Agreement requires me to assign any of my rights to an invention if that invention qualifies for exclusion under
California Labor Code § 2870, which may be amended from time to time and which is incorporated by reference herein. The text of such code states:
(i)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (A) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (B) result from any work performed by the employee for the employer, (ii) to the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.
(c)All disputes arising from my employment or this Agreement shall be adjudicated in California.
15Telix Pharmaceuticals (US) Inc.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Colorado:
If my relationship with the Company is such that a court of competent jurisdiction would apply the law of Colorado to interpret this
Agreement: If I do not qualify as executive or management personnel, an officer, or an employee who constitutes professional staff to executive and management personnel within the meaning of § 8-2-113(2)(d) of Colorado Revised Statutes § 8-2-113, et. seq. (the
“Colorado Noncompete Act”), its successor statutes and interpretive case law, then: the post-employment restrictions in Sections 3(a),
3(b), and 3(c) will not apply to me. However, conduct involving misappropriation of Company trade secrets or Confidential Information will remain prohibited as provided in the Confidentiality Agreement and nothing in this Confidentiality Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, or other laws applicable in Colorado.
Florida:
If Florida law controls, then: I acknowledge and understand that my employment with the Company gives me access to and knowledge of Confidential Information and places me in a position of trust and confidence with the Company Group. I also acknowledge and understand that the Company Group’s ability to reserve its Confidential Information for the exclusive knowledge and use of the Company
Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure of this information by me is likely to result in unfair or unlawful competitive activity. I further acknowledge and understand that the restrictive covenants in this Agreement are necessary to protect these legitimate business interests of the Company Group.
Georgia:
If Georgia law controls then: The definition of the Restricted Area referred to in the Agreement shall be understood to be the territory where I (the employee) am working at the time of termination and I stipulate that the provisions of the Agreement provide me with adequate means to reasonably determine the maximum scope of the restraints placed upon me at the time of my employment termination. The definition of Confidential Information shall exclude data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by me or another employee without authorization from the
Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.
Illinois:
If Illinois law controls then: The restrictive covenant in Section 3(c) will not apply to me if I am paid $13.00 per hour or less.
16Telix Pharmaceuticals (US) Inc.

Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Massachusetts:
If Massachusetts law controls then: If I breach the non-compete covenant in Section 3(c) and also breach my fiduciary duty to the
Company and/or I have unlawfully taken, physically or electronically, any Company Confidential Information, then the Restricted Period shall be extended to a period of two (2) years from the Termination Date. Further, the covenant in Section 3(c) will not apply to me if my employment is terminated without cause or if I am terminated as part of a reduction in force. For purposes of the foregoing test only,
“cause” to terminate my employment will exist if the Company concludes I have (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or
Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise my duties for the Company, or (iv) engaged in conduct or omissions that I knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community. If I am being initially hired by the Company I confirm that I received a copy of this Agreement prior to receiving a formal offer of employment from the Company or at least ten (10) business days before commencement of my employment, whichever came first; and if I was already employed by the Company at the time of signing this
Agreement, I confirm that I was provided a copy of this Agreement at least ten (10) business days before the effective date. I acknowledge and agree that I have received fair and reasonable consideration in exchange for my post-employment non-competition covenant. The covenant in Section 3(c) shall not apply to me post-employment if I am classified as non-exempt under the Fair Labor
Standards Act, 18 years or younger, or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.
Texas:
If Texas law controls then: The restrictive covenant in Section 3(c) shall not apply to any Competitive Business with whom I had no contact or dealings on behalf of the Company Group during the two (2) years immediately preceding the Termination Date.
Virginia:
If Virginia law controls then: The restrictive covenant in Section 3(c) will not apply to me if I am a low-wage employee, as that term is defined in 40.1-28.7:8 of the Virginia Code.
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Telix Pharmaceuticals (US) Inc. 11700 Exit 5 Pkwy Suite 200 Fishers, IN, 46037 USA
Washington:
If Washington law controls then: The post-employment restrictive covenant in Section 3(c) will not be or become enforceable against me unless or until my earnings from the Company, when annualized, exceed one hundred thousand dollars per year ($100,000/yr) or the then inflation-adjusted equivalent in accordance with the requirements of Washington Noncompete Act (Chapter of Title 49 RCW
enacting ESHB 1450 of the 66th Legislature, 2019 Regular Session) (the “Washington Act”). In the event my employment is terminated as a result of a layoff, the post-employment restrictive covenant in Section 3(c) will not be enforced by the Company unless the
Company agrees at the time of my layoff to provide me with the payments required by the Washington Act to keep the obligation under
Section 3(c)(ii) in effect. I further confirm that I was given ten (10) business days to consider this Agreement before accepting it, and if I am a newly hired employee, I was given advance notice of the terms of this Agreement prior to accepting the Company’s offer of employment.
18Telix Pharmaceuticals (US) Inc.